December 20, 2000

Board of Trustees of
     The North Country Funds
c/o American Data Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788

Gentlemen:

         Arrow Financial Corporation ("Arrow") hereby subscribes for eight thousand (8,000) shares of beneficial interest of the North Country Equity Growth Fund, and two thousand (2,000) shares of beneficial interest of the North Country Intermediate Bond Fund, each such Fund being a series of The North Country Funds, a Delaware business trust, at $10.00 per share, for an aggregate purchase price of $100,000. Arrow's payment in full is confirmed.

         Arrow hereby represents and agrees that Arrow is purchasing these shares of beneficial interest for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares.

                                                 Very truly yours,

                                                 ARROW FINANCIAL CORPORATION


                                                 By:     /S/ THOMAS L. HOY
                                                     ---------------------------
                                                          Thomas L. Hoy
                                                          President

CONFIRMED AND ACCEPTED:

THE NORTH COUNTRY FUNDS
On behalf of each of its series:
North Country Equity Growth Fund, and
North Country Intermediate Bond Fund


By: /S/ KEITH D. KEMP
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Name:   KEITH D. KEMP
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Title:  TREASURER
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